Exhibit 99.1

NEW GIANT IN BOWLING AND ENTERTAINMENT PRODUCTS TO BE CREATED

Industry Leaders Will Form QubicaAMF Worldwide

Richmond, Virginia, June 14, 2005 – A revolution is underway in the world of bowling and entertainment. It started today, as industry leaders AMF Bowling Products and Italian-based Qubica Worldwide announced that they intend to join forces. The result of this strategic alliance, QubicaAMF Worldwide, will be one of the largest manufacturers of bowling and amusement products in the world.

“We’re going to shake things up,” said John Walker, President and Chief Operating Officer of AMF Bowling Products, who will become President and Chief Executive Officer of QubicaAMF Worldwide. “We will work with our customers to grow their business and ours, and provide the tools to make bowling centers one of the premier entertainment destinations in the world.”

The two companies have signed an agreement to form a 50/50 joint venture that is expected to be finalized in 45 to 60 days. In anticipation of the closing and to facilitate customer relationships, arrangements have been made for the two companies to begin selling each other’s products immediately.

The idea was first explored in 1999, but serious talks started after an affiliate of Code Hennessy & Simmons LLC (CHS), a Chicago-based private equity firm, acquired AMF Bowling Worldwide in February of 2004.

QubicaAMF Worldwide, which will employ over 600 people, will have worldwide headquarters just outside of Richmond, Virginia, and European headquarters in Bologna, Italy, with a network of supporting offices around the world. Joining Mr. Walker in running the company are Emanuele Govoni, who was CEO of Qubica Worldwide and will act as CEO, Scoring & Technology Solutions Division and SVP Marketing of QubicaAMF Worldwide, and Patrick Ciniello, Chairman of Qubica and the new President at QubicaAMF Worldwide, LLC, the U.S. subsidiary of the new company.

“The word ‘revolutionize’ is not too strong of a word for what we plan to do,” said Mr. Govoni of Qubica. “We will draw from the separate experiences and expertise of Qubica and AMF, and together bring new products to the market that will dramatically change the world of bowling and entertainment.”

Qubica, which was founded in 1993 with 10,000 USD of capital by three original partners, Roberto Vaioli, Luca Drusiani and Mr. Govoni, quickly became a success. The company installed equipment for over 35,000 lanes in more than 50 countries in just 12 years. Up to now, Qubica has been controlled by a small group of shareholders including BS Private Equity and the original co-founders.

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It is best known worldwide for its innovative automated scoring systems and bowling management software, as well as traditional equipment for bowling and amusements. Its products, such as Bowland X and BES scoring and entertainment systems, Conqueror Pro bowling management software, Mad Lanes, Quest furniture, and Highway 66 miniature bowling, are some of the most advanced available.

AMF has revolutionized the bowling industry a number of times, beginning with the invention and mass-production of the automatic pinspotter in 1946. AMF also created the first automated scoring system nearly 30 years ago. The company has been known for years for quality products such as HPL Synthetic Lanes, AMFLite II pins, and the innovative 90XLi pinspotter. Over the years more than 10,000 bowling center owners and operators in more than 90 countries have turned to AMF for equipment, installation, and in-depth guidance on their bowling investments.

“I’m very excited about this alliance,” said Mr. Ciniello of Qubica. “The two companies uniting to create QubicaAMF Worldwide are strong, and each has rich histories of serving the worldwide bowling community. Together, we will be an even greater force in the industry.”

According to the National Sporting Goods Association and the Bowling & Billiards Institute of America, bowling is the top participatory sport in the United States. There are more than 12,000 bowling centers worldwide, and more than 70-million people bowl at least once per year in the United States alone.

About QubicaAMF Worldwide

QubicaAMF Worldwide will be one of the largest bowling products manufacturers and marketers in the world. With worldwide headquarters near Richmond, Virginia and European headquarters in Bologna, Italy, the joint venture will offer a complete line of high-quality, innovative solutions for new and existing bowling and entertainment centers. The merger will not include AMF’s bowling centers which will continue to operate as an independent company called AMF Bowling Centers, Inc.

Additional information about QubicaAMF Worldwide is available on the web at www.qubicaamf.com.

Photos and logo artwork are available upon request.

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For More Information Contact:

Merrell Wreden

804-559-8643